Hologic Announces Preliminary Financial Results for First Quarter of Fiscal 2020

-- Revenue of $850.5 Million Grows 2.4%, 2.8% in Constant Currency –

-- Excluding Acquisitions and Divestitures, Revenue Increases 4.1%, 4.6% in Constant Currency –

-- Board of Directors Approves New $500 Million Share Repurchase Plan --

MARLBOROUGH, Mass. (January 12, 2020) – Hologic, Inc. (Nasdaq: HOLX) announced today preliminary revenue results for its first fiscal quarter ended December 28, 2019.

The Company expects to report total revenues of approximately $850.5 million, an increase of 2.4% compared to the prior year period, or 2.8% in constant currency. These preliminary results compare to the Company’s most recent guidance range of $835 to $850 million, which was provided on November 6, 2019.

“Excluding acquisitions and divestitures, our core businesses significantly outperformed expectations in the first quarter, growing 4.1%, or 4.6% in constant currency, against our toughest comparable of the year,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer. “Upside in Surgical and Diagnostics, combined with revenue from SuperSonic Imagine, more than offset weakness in our divested Medical Aesthetics business.”

Global revenues by division are expected to be:

$s in millions	Preliminary Q1’20	Q1’19	Reported Change	Constant Currency Change
Diagnostics	$311.5	$296.6	5.0%	5.5%
Excluding Blood	$299.5	$282.4	6.1%	6.5%
Breast Health	$331.1	$324.7	2.0%	2.4%
Excluding SuperSonic Imagine (SSI)*	$325.0	$324.7	0.1%	0.5%
Medical Aesthetics	$65.3	$79.8	(18.20)%	(17.70)%
GYN Surgical	$119.1	$108.4	9.9%	10.2%
Skeletal Health	$23.5	$21.2	10.8%	11.4%
Total	$850.5	$830.7	2.4%	2.8%
Excluding Blood, SSI, Aesthetics	$767.1	$736.7	4.1%	4.6%

* Approximately $6.1 million of SSI revenue is included in Hologic’s first quarter results, since the Company obtained control of a majority of SSI’s outstanding shares on November 21, 2019. This revenue was not included in Hologic’s most recent quarterly financial guidance.

Hologic has not yet completed its financial close processes for the first quarter of 2020, including those related to the divestiture of Cynosure and the acquisition of SSI, so full GAAP financial results for the quarter have not yet been finalized. Until Hologic reports its full financial results on January 29, 2020, the preliminary revenue results described in this press release are estimates only and are subject to revisions that could differ materially.

When the Company reports its first quarter results, it also expects to update its financial guidance for fiscal 2020, following the completion of its quarterly forecasting process.

New Share Repurchase Plan

Hologic also announced today that its Board of Directors recently approved a new, $500 million share repurchase authorization that will go into effect at the start of the fiscal third quarter, when the Company’s existing authorization will expire.

J.P. Morgan Healthcare Conference

Hologic is providing these updates in advance of its participation in the 38th Annual J.P. Morgan Healthcare Conference, which begins tomorrow. The Company will post its conference presentation to the investors section of its website at www.investors.hologic.com. Live webcasts of the Company’s presentation and question and answer session, which begin at 8 a.m. Pacific Time tomorrow, also may be accessed there. The webcasts will be available for 30 days.

Use of Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures in this press release: constant currency percentage change in revenues. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measure used in this press release adjusts for specified items that can be highly variable or difficult to predict. The Company generally uses non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results and comparison to competitors' operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures (when they become available), may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements relating to the Company’s estimated revenue results for the first quarter of fiscal 2020. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Actual results may differ from those indicated as a result of the finalization of first quarter financial statements as well as other risks and uncertainties, including, without limitation, the risks and uncertainties described from time to time in the filings made by the Company with the Securities and Exchange Commission (SEC). The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based. For further information regarding risks and uncertainties associated with the Company's business, please refer to the Company's filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended September 28, 2019 filed by the Company with the SEC on November 27, 2019.

Contact
Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588

SOURCE: Hologic, Inc.

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